Exhibit 99.01

LLC IC FREEDOM FINANCE
CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2017 and 2016

LLC IC FREEDOM FINANCE

Independent Auditor’s Report

To the Board of Directors and
Stockholders of LLC IC Freedom Finance

We have audited the accompanying consolidated balance sheets of LLC IC Freedom Finance (the Company) as of March 31, 2017 and 2016, and the related consolidated statements of operations and statements of other comprehensive income, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LLC IC Freedom Finance as of March 31, 2017 and 2016, and the results of its operations and its consolidated cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ WSRP, LLC

WSRP, LLC
Salt Lake City, Utah
June 29, 2017

LLC IC FREEDOM FINANCE
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands of United States dollars, unless otherwise stated)

	March 31, 2017	March 31, 2016

ASSETS

Cash and cash equivalents	$21,780	$7,916
Restricted cash	4,085	2,435
Due from banks	-	32
Trading securities	81,575	25,311
Available-for-sale securities, at fair value	2	405
Brokerage and other receivables	481	436
Other assets	691	619
Deferred tax assets	1,026	14
Fixed assets	1,039	1,003
Goodwill	981	818
Loans issued	65	80

TOTAL ASSETS	$111,725	$39,069

LIABILITIES AND EQUITY

Derivative liability	$495	$-
Debt securities issued	3,459	-
Customer liabilities	7,543	2,489
Current income tax liability	149	49
Trade payables	29	93
Securities repurchase agreement obligation	56,289	10,860
Other liabilities	372	386
Deferred tax liabilities	-	55
TOTAL LIABILITIES	68,336	13,932

EQUITY

Share capital	30,176	22,778
Additional paid in capital	2,043	-
Retained earnings	18,069	10,666
Accumulated other comprehensive loss	(6,899)	(11,133)
Total equity attributable to the Company	43,389	22,311

Non-controlling interest in subsidiary	-	2,826
TOTAL EQUITY	43,389	25,137

TOTAL LIABILITIES AND EQUITY	$111,725	$39,069

See accompanying notes to consolidated financial statements.

LLC IC FREEDOM FINANCE
CONSOLIDATED STATEMENTS OF OPERATIONS AND STATEMENTS OF OTHER COMPREHENSIVE INCOME
(All amounts in thousands of United States dollars, unless otherwise stated)

	Years ended
	March 31, 2017	March 31, 2016
Revenue:
Interest income	$2,002	$1,278
Fee and commission income	4,131	1,832
Net gain on trading securities	10,806	13,880
Net gain on derivative	1,905	-
Net realized gain on investments available-for-sale	276	-
Net gain on sale of fixed assets	29	143
Net gain on foreign exchange operations	274	290

TOTAL REVENUE	19,423	17,423

Expense:
Interest expense	3,805	1,488
Fee and commission expense	394	148
Operating expense	8,190	6,542
Other expense/(income), net	210	(97)

TOTAL EXPENSE	12,599	8,081

NET INCOME BEFORE INCOME TAX	6,824	9,343

Income tax (benefit)/provision	(524)	183

NET INCOME	$7,348	$9,160

Attributable to non-controlling interest	9	55
Attributable to the Company	7,339	9,105

OTHER COMPREHENSIVE INCOME
Change in unrealized gain on investments available-for-sale, net of tax effect	$7	$145
Net gain on sale of investments available-for-sale reclassified to profit or loss, net of tax effect	(276)	-
Foreign currency translation adjustments, net of tax	4,503	(7,627)

OTHER COMPREHENSIVE INCOME / (LOSS)	4,234	(7,482)

Attributable to non-controlling interest	9	55
Attributable to the Company	11,573	1,623

TOTAL COMPREHENSIVE INCOME	$11,582	$1,678

See accompanying notes to consolidated financial statements.

LLC IC FREEDOM FINANCE
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(All amounts in thousands of United States dollars, unless otherwise stated)

	Share Capital	Additional Paid in Capital	Accumulated Other Comprehensive Income/(Loss)	Retained Earnings	Non-Controlling Interest	Total Equity
Balance at March 31, 2015	$17,179	$-	$(3,651)	$1,561	$2,771	$17,860

Capital contributions	5,599	-	-	-	-	5,599
Foreign currency translation loss	-	-	(7,627)	-	-	(7,627)
Available-for-sale securities revaluation	-	-	145	-	-	145
Net income	-	-	-	9,105	55	9,160
Balance at March 31, 2016	22,778	-	(11,133)	10,666	2,826	25,137

Capital contributions (Note 22)	7,398	2,043	-	-	-	9,441
Purchase of FFIN Bank shares	-	-	-	64	(2,835)	(2,771)
Foreign currency translation gain	-	-	4,503	-	-	4,503
Available-for-sale securities revaluation	-	-	(269)	-	-	(269)
Net income	-	-	-	7,339	9	7,348
Balance at March 31, 2017	$30,176	$2,043	$(6,899)	$18,069	$-	$43,389

See accompanying notes to consolidated financial statements.

LLC IC FREEDOM FINANCE
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands of United States dollars, unless otherwise stated)
	Years ended
	March 31, 2017	March 31, 2016
Cash Flows From Operating Activities
Net Income	$7,348	$9,160

Adjustments to reconcile net income from operating activities:
Depreciation and amortization	197	225
Gain on sale of fixed assets	(29)	(143)
Change in deferred taxes	(1,078)	(9)
Unrealized gain on derivatives	(1,905)	-
Unrealized gain on trading securities	(5,484)	(5,188)

Changes in operating assets and liabilities:
Due from banks	34	119
Trading securities	(38,686)	(14,953)
Brokerage and other receivables	(21)	1,089
Other assets	45	(370)
Loans issued	28	(43)
Derivative liability	2,346	-
Customer liabilities	4,073	1,099
Current income tax liability	81	46
Trade payables	(72)	(1,512)
Securities repurchase agreement obligation	38,620	11,339
Other liabilities	46	(36)

Cash flows from operating activities	5,543	823

See accompanying notes to consolidated financial statements.

LLC IC FREEDOM FINANCE
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands of United States dollars, unless otherwise stated)

Cash Flows From Investing Activities
Purchase of fixed assets	(62)	(154)
Proceeds from sale of fixed assets	38	523
Acquisition of FFIN Bank	(2,771)	-
Proceeds on sale of investments available-for-sale	144	-
Purchase available-for-sale securities	-	(108)

Net cash flows (used in)/from investing activities	(2,651)	261
Cash Flows From Financing Activities
Proceeds from issuance of debt securities	8,612	-
Repurchase of debt securities	(5,524)	-
Repayment of loans issued	-	(739)
Capital contributions	7,398	5,599

Net cash flows from financing activities	10,486	4,860

Effect of changes in foreign exchange rates on cash and cash equivalents	2,136	(5,483)

NET CHANGE IN CASH AND CASH EQUIVALENTS	15,514	461
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,351	9,890
CASH AND CASH EQUIVALENTS, END OF PERIOD	$25,865	$10,351

Supplemental disclosure of cash flow information:
Income tax paid	$356	$247
Cash paid for interest	$3,724	$1,433

Non cash transactions:
Contribution of shares in excess of related party loan payoff amount	$2,043	$-

See accompanying notes to consolidated financial statements.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 1 – Description of Business

Overview

LLC IC Freedom Finance (referred to herein as “Freedom RU” or the “Company”) is a Russian limited company that was organized in 2010. Since 2010, Freedom RU has been engaged in the securities brokerage and financial services business in the Russian Federation. Freedom RU is 100% owned by Timur Turlov (“Owner”). In 2013, Freedom RU acquired Joint Stock Company Freedom Finance (“Freedom KZ”), a Kazakhstan joint stock company engaged in the securities brokerage and financial services business in the Republic of Kazakhstan. The joint stock company structure in Kazakhstan is similar to a corporation structure in the US. In 2013, Freedom RU formed LLC First Stock Store (“FSS”), a Russian limited company as its wholly owned subsidiary. FSS is the first online securities marketplace for retail customers in Russia. In 2016, Freedom RU acquired LLC FFIN Bank (“FFIN Bank”), a Russian limited company. FFIN Bank conducts banking operations in the Russian Federation. In 2013, Freedom RU formed Branch Office of LLC IC Freedom in Kazakhstan (“KZ Branch”), a Kazakhstan limited liability company, to act as the representative office of Freedom RU in Kazakhstan.

As of March 31, 2017, Freedom RU and Freedom KZ together had approximately 30,000 total active customer accounts, with aggregate investment positions of more than $100 million. The customers of Freedom RU and Freedom KZ typically execute approximately 15,000 transactions per month, with an aggregate transaction value of approximately $1 billion. These customers range from retail traders that frequently execute large transactions to relatively small, inactive accounts that hold securities positions long-term.

LLC IC Freedom Finance

Freedom RU provides financial services in the Russian Federation pursuant to open-ended licenses for brokerage, dealer, and depository operations and for activities in securities management issued by the Russian government. The Federal Financial Markets Service of Russia provides the governmental regulation of company operations and the protection of the interests of its customers.

JSC Freedom Finance

Freedom KZ provides professional services in the capital markets in Kazakhstan. Since 2006, Freedom KZ has been a professional participant of the Kazakhstan Stock Exchange, which enables it to manage investment portfolios for its clients. Freedom KZ is regulated by the Committee for the Control and Supervision of the Financial Market and Financial Organizations of the National Bank of the Republic of Kazakhstan.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

LLC First Stock Store

FSS was launched to be the first online securities marketplace for retail customers in Russia. FSS was launched to attract new brokerage clients for Freedom RU by providing a medium for individual investors to buy and sell securities traded on the Russian and US stock exchanges.

LLC FFIN Bank

FFIN Bank has a license issued by the Central Bank of the Russian Federation to execute banking operations in rubles and foreign currency for individuals and legal entities. FFIN Bank derives revenue from providing banking services, including money transfer, foreign exchange operations, interbank lending and deposits. FFIN Bank is regulated by the Central Bank of Russia.

Freedom RU, Freedom KZ, FSS, FFIN Bank and KZ Branch are referred to collectively in these financial statements as the “Group” unless otherwise specifically indicated or as is otherwise contextually required.

Branch Office of LLC IC Freedom Finance in Kazakhstan

KZ Branch was created to act as the representative office of Freedom RU in Kazakhstan.

Note 2 – Summary of Significant Accounting Policies

Accounting principles

The Group’s accounting policies and accompanying consolidated financial statements conform to accounting principles generally accepted in the United States of America (US GAAP).

These financial statements have been prepared on the accrual basis of accounting.

Basis of presentation

The Group’s consolidated financial statements present the consolidated results of Freedom RU, Freedom KZ, FSS, FFIN Bank and KZ Branch. All significant inter-company balances and transactions have been eliminated from the consolidated financial statements.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Non-controlling interests

Non-controlling interest in the Group’s subsidiary, FFIN Bank, is reported as a component of equity, separate from the parent company’s equity. Results of operations attributable to the non-controlling interests are included in the Company’s consolidated statements of operations and consolidated statements of comprehensive income (loss). During the year ended March 31, 2017, the Company acquired the previously outstanding non-controlling interest in FFIN Bank.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Revenue and expense recognition

The Group earns interest and noninterest income from various sources, including:

●
Securities, derivatives and foreign exchange activities; and
●
Bank deposits.

The Group earn fees and commissions from:

●
Providing brokerage services;
●
Providing banking services (money transfers, foreign exchange operations and other);
●
Agency fees;
●
Revenue earned on interest-earning assets, including unearned income and the amortization/accretion of premiums or discounts recognized on debt securities, bank deposits and loans issued is recognized based on the constant effective yield of the financial instrument or based on other applicable accounting guidance; and
●
Service charges on brokerage, banking and agency services are recognized when earned. Brokerage fees and gains and losses on the sale of securities and certain derivatives are recognized on a trade-date basis.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

The Group recognize revenue when four basic criteria have been met:

●
Existence of persuasive evidence that an arrangement exists;
●
Delivery has occurred or services have been rendered;
●
The seller’s price to the buyer is fixed and determinable; and
●
Collectability is reasonably assured.

Comprehensive income (loss)

Comprehensive income (loss) is comprised of net gain/(loss) on revaluation of investments available-for-sale, net gain/(loss) on sale of investments available-for-sale to be reclassified to profit and loss and foreign currency translation adjustments.

Functional currency

Management has adopted ASC 830, Foreign Currency Translation Matters as it pertains to its foreign currency translation. The Group’s functional currencies are the Russian ruble and Kazakhstani tenge, and its reporting currency is the US dollar. Monetary assets and liabilities denominated in foreign currencies are translated into US dollars using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Group has not, as of the date of these financial statements, entered into any derivative instruments to offset the impact of foreign currency fluctuations.

Cash and cash equivalents

Cash and cash equivalents are generally comprised of certain highly liquid investments with maturities of three months or less at the date of purchase. Cash and cash equivalents include securities received under agreement to repurchase which are recorded at the amounts at which the securities were acquired or sold plus accrued interest.

Securities repurchase and reverse repurchase agreements

Securities purchased under agreements to resell (“reverse repurchase agreements” or “repo”) are accounted for as collateralized financing transactions and are recorded at the contractual amount for which the securities will resold, including accrued interest.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

A repo is an agreement to transfer a financial asset to another party in exchange for cash or other consideration and a concurrent obligation to reacquire the financial assets at a future date for an amount equal to the cash or other consideration exchanged plus interest. These agreements are accounted for as financing transactions. Financial assets transferred under repo are retained in the financial statements and consideration received under these agreements is recorded as collateralized deposit received within repurchase agreements. Assets purchased under reverse repos are recorded in the financial statements as cash placed on deposit collateralized by securities and other assets and are classified within cash and cash equivalents or due from banks.

The Group enters into securities repurchase agreements and securities lending transactions under which it receives or transfers collateral in accordance with normal market practice. Under standard terms for repurchase transactions, the recipient of collateral has the right to sell or repledge the collateral, subject to returning equivalent securities on settlement of the transaction.

Investments available-for-sale

Financial assets categorized as available-for-sale (AFS) are non-derivatives that are either designated as available-for-sale or are not classified as (a) loans and receivables, (b) held to maturity investments or (c) trading securities.

Listed shares and listed redeemable notes held by the Group that are traded in an active market are classified as AFS and are stated at fair value. The Group has investments in unlisted shares that are not traded in an active market but that are also classified as investments AFS and stated at fair value (because the Group management considers that fair value can be reliably measured). Gains and losses arising from changes in fair value are recognized in other comprehensive income and accumulated in the investments revaluation reserve, with the exception of other-than-temporary impairment losses, interest calculated using the effective interest method, dividend income and foreign exchange gains and losses on monetary assets, which are recognized in profit or loss. Where the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in the investments revaluation reserve is reclassified to profit or loss.

Investments in nonconsolidated managed funds are accounted for at fair value based on the net asset value (“NAV”) of the funds provided by the fund managers with gains or losses included in net gain on trading securities in the Consolidated Statements of Operations and Statement of other Comprehensive Income.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Trading securities

Financial assets are classified as trading securities if the financial asset has been acquired principally for the purpose of selling it in the near term.

Trading securities are stated at fair value, with any gains or losses arising on remeasurement recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any dividend and interest earned on the financial asset and is included in the ‘interest income’ line item, respectively, in the statement of profit or loss. Fair value is determined in the manner described (see Note 5).

Debt securities issued

Debt securities issued are initially recognized at the fair value of the consideration received, less directly attributable transaction costs. Subsequently, amounts due are stated at amortized cost and any difference between net proceeds and the redemption value is recognized in the consolidated statement of profit or loss over the period of the borrowings using the effective interest method. If the Group purchases its own debt, it is removed from the consolidated statement of financial position and the difference between the carrying amount of the liability and the consideration paid is recognized in the consolidated statement of profit or loss.

Brokerage and other receivables

Brokerage and other receivables comprise commissions and other receivables related to the securities brokerage and banking activity of the Group. At initial recognition brokerage and other receivables are recognized at fair value. Subsequently, brokerage and other receivables are carried at cost. Brokerage and other receivables are carried net of any allowance for impairment losses.

Derecognition of financial assets

A financial asset (or, where applicable a part of a financial asset or a part of a group of similar financial assets) is derecognized where all of the following conditions are met:

●
Isolation of transferred financial assets. The transferred financial assets have been isolated from the Group—put presumptively beyond the reach of the Group and its creditors, even in bankruptcy or other receivership.

●
The Group has rights to pledge or exchange financial assets. This condition is met if both of the following conditions are met:
1.
The Group has the right to pledge or exchange the assets (or beneficial interests) it received.
2.
No condition does both of the following:

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

i.
Constrains the Group (or third-party holder of its beneficial interests) from taking advantage of its right to pledge or exchange
ii.
Provides more than a trivial benefit to the transferor.

●
Effective control. The transferor, its consolidated affiliates included in the financial statements being presented, or its agents do not maintain effective control over the transferred financial assets or third-party beneficial interests related to those transferred assets. A transferor’s effective control over the transferred financial assets includes, but is not limited to, any of the following:
1.
An agreement that both entitles and obligates the transferor to repurchase or redeem them the transferred financial assets before their maturity from the Group.
2.
An agreement, other than through a cleanup call, that provides the transferor with both of the following:
i.
The unilateral ability to cause the holder to return specific financial assets
ii.
A more-than-trivial benefit attributable to that ability.
3.
An agreement that permits the Group to require the transferor to repurchase the transferred financial assets at a price that is so favorable to the Group that it is probable that the Group will require the transferor to repurchase them.

Where the Group has not met asset derecognition conditions above, it continues to recognize the asset to the extent of its continuing involvement.

Fixed assets

Fixed assets are carried at cost, net of accumulated depreciation. Maintenance, repairs, and minor renewals are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range between three and seven years.

Advertising expense

For the years ended March 31, 2017 and 2016, the Group had expenses related to advertising in the amount of $866 and $854, respectively. All costs associated with advertising are expensed in the period incurred.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Impairment of long lived assets

In accordance with the accounting guidance for the impairment or disposal of long-lived assets, the Group periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. As of March 31, 2017 and 2016, the Group had not recorded any charges for impairment of long-lived assets.

Impairment of goodwill

As of March 31, 2017, goodwill recorded in Group's consolidated balance sheet aggregated $ 981. The Group performs annual impairment review at least annually, unless indicators of impairment exist in interim periods. The impairment test for goodwill uses a two-step approach. Step one compares the estimated fair value of a reporting unit with goodwill to its carrying value. If the carrying value exceeds the estimated fair value, step two must be performed. Step two compares carrying value of the reporting unit to the fair value of all of the assets and liabilities of the reporting unit as if the reporting unit was acquired in a business combination. If the carrying amount of a reporting unit's goodwill exceeds the implied fair value of its goodwill, an impairment loss is recognized in an amount equal the excess. In annual goodwill impairment test the Group estimated the fair value of reporting unit based on the income approach (also known as the discounted cash flow ("DCF") method) and as a result of the test, fair value of the Group's goodwill exceeded carrying amount of reporting unit's goodwill.

Income taxes

The Group recognizes deferred tax liabilities and assets based on the difference between the financial statements and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Current income tax expenses are provided for in accordance with the laws of the relevant taxing authorities. As part of the process of preparing financial statements, the Group is required to estimate its income taxes in each of the jurisdictions in which it operates. The Group accounts for income taxes using the liability approach. Under this method, deferred income taxes are recognized for tax consequences in future years of differences between the tax bases of assets and liabilities and their reported amounts in the financial statements at each year-end and tax loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applicable for the differences that are expected to affect taxable income.

The Group will include interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of March 31, 2017 and 2016, the Group had no accrued interest or penalties related to uncertain tax positions.

Financial instruments

Financial instruments are carried at fair value as described below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. Fair value is the current bid price for financial assets, current ask price for financial liabilities and the average of current bid and ask prices when the Group is both in short and long positions for the financial instrument. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Leases

Rent payable under operating leases are charged to expense on a straight-line basis over the term of the relevant lease.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers. (Topic 606)” Revenue is an important number to users of financial statements in assessing an entity’s financial performance and position. Previous revenue recognition guidance in US GAAP comprised broad revenue recognition concepts together with numerous revenue requirements for particular industries or transactions, which sometimes resulted in different accounting for economically similar transactions. Accordingly, the FASB and the International Accounting Standards Board (IASB) initiated a joint project to clarify the principles for recognizing revenue and to develop a common revenue standard for US GAAP and International Financial Reporting Standards (IFRS) that would:

●
Remove inconsistencies and weaknesses in revenue requirements.
●
Provide a more robust framework for addressing revenue issues.
●
Improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets.
●
Provide more useful information to users of financial statements through improved disclosure requirements.
●
Simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer.

To meet these objectives, the FASB is amending the FASB Accounting Standards Codification (ASC) and creating a new Topic 606, “Revenue from Contracts with Customers.” The Group will be evaluating the impact of ASU 2014-09 as it pertains to the Group’s financial statements and other required disclosures on an ongoing basis until its eventual adoption and incorporation. This pronouncement is effective for annual reporting periods beginning after December 15, 2016, including interim periods within the reporting period.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” This new guidance requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the new guidance. The new guidance is effective for the Group on April 1, 2017, with early adoption permitted as of the beginning of an interim or annual reporting period. The new guidance may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Group is evaluating the impact that the new guidance will have on its consolidated financial statements and related disclosures.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” This ASU requires entities to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income unless the investments qualify for the new practicability exception. Entities will also have to record changes in instrument-specific credit risk for financial liabilities measured under the fair value option in other comprehensive income. In addition, entities will be required to present enhanced disclosures of financial assets and financial liabilities. The guidance is effective beginning December 15, 2017, with early adoption of certain provisions of the ASU permitted. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” This ASU requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. Accounting guidance for lessors is largely unchanged. The guidance is effective beginning December 15, 2018, with early adoption permitted. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230), Restricted Cash.” This ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this Update do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in this Update should be applied using a retrospective transition method to each period presented. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”. The core principle of the guidance in Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: 1. Identify the contract(s) with a customer. 2. Identify the performance obligations in the contract. 3. Determine the transaction price. 4. Allocate the transaction price to the performance obligations in the contract. 5. Recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update 2015-14, “Revenue from Contracts with Customers (Topic 606)”: Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”. The core principle of the guidance in Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in 2 exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: 1. Identify the contract(s) with a customer. 2. Identify the performance obligations in the contract. 3. Determine the transaction price. 4. Allocate the transaction price to the performance obligations in the contract. 5. Recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). Accounting Standards Update 2015-14, “Revenue from Contracts with Customers (Topic 606)”: Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this Update provide a screen to determine when an integrated set of assets and activities, (defined as a set in the Update), is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. If the screen is not met, the amendments in this Update (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The amendments provide a framework to assist entities in evaluating whether both an input and a substantive process are present. The framework includes two sets of criteria to consider that depend on whether a set has outputs. Although outputs are not required for a set to be a business, outputs generally are a key element of a business; therefore, the Board has developed more stringent criteria for sets without outputs. Public business entities should apply the amendments in this update to annual periods beginning after December 15, 2017, including interim periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. Under the amendments in this Update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The Board also eliminated the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This Update also includes amendments to the Overview and Background Sections of the Codification (as discussed in Part II of the amendments) as part of the Board’s initiative to unify and improve the Overview and Background Sections across Topics and Subtopics. These changes should not affect the related guidance in these Subtopics. A public business entity that is an SEC filer should adopt the amendments in this update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Group is currently evaluating the impact of the new guidance on its consolidated financial statements.

Note 3 – Cash and Cash Equivalents

	March 31, 2017	March 31, 2016

Current account with commercial banks	$9,153	$3,605
Securities received under agreement to repurchase	8,376	1,281
Petty cash	1,476	62
Current account with Central Depository (Kazakhstan)	984	990
Current account with National Settlement Depository (Russia)	696	318
Current account with Central Bank (Russia)	645	1,660
Brokerage accounts	259	-
Current account in clearing organizations	191	-

Total cash and cash equivalents	$21,780	$7,916

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

As of March 31, 2017 and 2016, cash and cash equivalents were not insured. As of March 31, 2017 and 2016, the cash and cash equivalents balance included collateralized securities received under agreement to repurchase which terms are presented below:

	March 31, 2017
	Interest rates and remaining contractual maturity of the agreements
	Average Interest rate	Up to 30 days	30-90 days	Total
Securities received under agreement to repurchase
Corporate equity	19.56%	$8,346	$25	$8,371
Corporate debt	24.00%	5	-	5

Total		$8,351	$25	$8,376

	March 31, 2016
	Interest rates and remaining contractual maturity of the agreements
	Average Interest rate	Up to 30 days	30-90 days	Total
Securities received under agreement to repurchase
Non-US sovereign debt	14.67%	$875	$-	$875
Corporate equity	24.62%	168	238	406

Total		$1,043	$238	$1,281

The Group’s securities received under agreements to repurchase are liquid trading securities with market quotes and significant trading volume.

The fair value of collateral received under repurchase agreements as of March 31, 2017 and 2016, is $ 8,229 and $1,379, respectively.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 4 – Restricted Cash

As of March 31, 2017 and 2016, the Group’s restricted cash consisted of cash segregated in a special custody account for the exclusive benefit of our brokerage customers and required reserves with the Central Bank of the Russian Federation which represents cash on hand balance requirements. Restricted cash consists of:

	March 31, 2017	March 31, 2016

Brokerage customers’ cash	$4,039	$2,435
Reserve with Central Bank	46	-

Total restricted cash	$4,085	$2,435

Note 5 – Trading Securities and Available-for-Sale Securities

	March 31, 2017	March 31, 2016

Trading securities:
Equity securities	$71,691	$18,798
Debt securities	9,877	6,072
Global depository receipts (“GDR”)	6	2
Net asset value of mutual investment funds	1	439

Trading securities	$81,575	$25,311

Available-for-sale securities:
Equity securities	$2	$405

Available- for-sale securities	$2	$405

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

	March 31, 2017
	Assets measured at amortized cost	Unrealized gain accumulated in other comprehensive income	Assets measured at fair value

Equity securities	$1	$1	$2

Available-for-sale securities	$1	$1	$2

	March 31, 2016
	Assets measured at amortized cost	Unrealized gain accumulated in other comprehensive income	Assets measured at fair value

Equity securities	$135	$270	$405

Available-for-sale securities	$135	$270	$405

The Group recognized no other than temporary impairment in accumulated other comprehensive income.

The fair value of assets and liabilities is determined using observable market data based on recent trading activity. Where observable market data is unavailable due to a lack of trading activity, the Group utilizes internally developed models to estimate fair value and independent third parties to validate assumptions, when appropriate. Estimating fair value requires significant management judgment, including benchmarking to similar instruments with observable market data and applying appropriate discounts that reflect differences between the securities that the Group is valuing and the selected benchmark. Depending on the type of securities owned by the Group, other valuation methodologies may be required.

Measurement of fair value is classified within a hierarchy based upon the transparency of inputs used in the valuation of an asset or liability. Classification within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The valuation hierarchy contains three levels:

●
Level 1 - Valuation inputs are unadjusted quoted market prices for identical assets or liabilities in active markets.
●
Level 2 - Valuation inputs are quoted market prices for identical assets or liabilities in markets that are not active, quoted market prices for similar assets and liabilities in active markets, and other observable inputs directly or indirectly related to the asset or liability being measured.
●
Level 3 - Valuation inputs are unobservable and significant to the fair value measurement.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

The following table presents assets, liabilities and redeemable non-controlling interests in the consolidated financial statements or disclosed in the notes to the consolidated financial statements at fair value on a recurring basis as of March 31, 2017 and 2016:

		Fair Value Measurements at
		March 31, 2017 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant unobservable units
	March 31, 2017	(Level 1)	(Level 2)	(Level 3)

Equity securities	$71,691	$71,691	$-	$-
Debt securities	9,877	9,663	214	-
Global depository receipts (“GDR”)	6	6	-	-
Mutual investment funds	1	1	-	-

Trading securities	$81,575	$81,361	$214	$-

Equity securities	$2	$-	$-	$2

Available-for-sale securities	$2	$-	$-	$2

		Fair Value Measurements at
		March 31, 2016 using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant unobservable units
	March 31, 2016	(Level 1)	(Level 2)	(Level 3)

Equity securities	$18,798	$18,798	$-	$-
Debt securities	6,072	5,864	208	-
Global depository receipts (“GDR”)	2	2	-	-
Net asset value of mutual investment funds	439	-	-	-

Trading securities	$25,311	$24,664	$208	$-

Equity securities	$2	$-	$-	$2
Net asset value of mutual investment funds	403	-	-	-

Available-for-sale securities	$405	$-	$-	$2

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 6 – Brokerage and Other Receivables

	March 31, 2017	March 31, 2016

Bank commissions receivable	$260	$-
Receivables from brokerage clients	208	426
Receivable for underwriting market-making services	68	7
Other receivables	10	3

Allowance for receivables	(65)	-

Total brokerage and other receivables	$481	$436

On March 31, 2017, and March 31, 2016, amounts due from a single related party customer were $304 or 63%, and $302 or 69%, of total brokerage and other receivables, respectively. Based on past experience the Group considers receivables with related parties fully collectible. The Group’s brokerage companies are allowed to directly withhold brokerage commissions from their clients’ brokerage accounts. The Group did not record an allowance for uncollectible amounts as of March 31, 2016 as all amounts were considered collectible by management.

Note 7 – Other Assets
	March 31, 2017	March 31, 2016

Prepaid expenses	$337	$16
Advances paid	209	494
Loan to shareholder	-	48
Other	151	61

	697	619

Allowance for other assets	(6)	-

Other assets, net	$691	$619

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 8 – Deferred Tax Assets

Other than Freedom KZ and the branch of Freedom RU in Kazakhstan, the Group is subject to taxation in the Russian Federation. Freedom KZ and the branch of Freedom RU in Kazakhstan are subject to taxation in Kazakhstan.

The tax rate used for reconciliations for the years ended March 31, 2017 and 2016, is the 20% corporate tax rate payable by corporate entities in the Russian Federation and the Republic of Kazakhstan on taxable profits under tax law in those jurisdictions.

Deferred tax assets and liabilities comprise:

	March 31, 2017	March 31, 2016

Deferred tax asset:

Tax losses carryforward	$2,398	$676
Revaluation on trading securities	76	-
Accrued liabilities	20	14

	2,494	690
Valuation allowance	(1,468)	(676)

Deferred tax assets	$1,026	$14

Deferred tax liabilities:

Revaluation on trading securities	$-	$55

Deferred tax liabilities	-	55

Net deferred tax assets/(liabilities)	$1,026	$(41)

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

The Group is subject to Russian and Kazakhstan state income taxes at a rate of 20%. The reconciliation of the provision for income taxes at the 20% tax rate compared to the Company’s income tax expense as reported is as follows:

	March 31, 2017	March 31, 2016

Profit before tax at 20%	$(1,365)	$(1,869)
Permanent difference	2,309	2,728
Valuation allowance	(1,468)	(676)

Income tax (benefit)/provision	$(524)	$183

The income tax expense comprises:

	March 31, 2017	March 31, 2016

Current income tax charge	$543	$197
Deferred income tax benefit	(1,067)	(14)

Income tax (benefit)/provision	$(524)	$183

Note 9 – Fixed Assets, Net

	March 31, 2017	March 31, 2016

Buildings	$694	$638
Vehicles	366	255
Furniture	197	121
Office equipment and other	211	232
Intangible assets	125	84
Capital expenditures on lease improvement	44	8

Less: Accumulated depreciation and amortization	(598)	(335)

Total fixed asset	$1,039	$1,003

Depreciation and amortization expense totaled $197 and $225 for the years ended March 31, 2017 and 2016, respectively.

Note 10 – Acquisition

Acquisition of FFIN Bank:

On March 25, 2015 (the Acquisition Date), Freedom RU acquired 9.28% of the outstanding common shares and voting interest in FFIN Bank, (then known as LLC Okhabank), located in the Sakhalin Oblast, for $284. Freedom RU acquired an interest in the bank to increase its market penetration by providing banking services to Freedom RU’s customers. In 2015, Timur Turlov was appointed as Chairman of the Board of Directors of the bank. On April 12, 2016, Freedom RU acquired the remaining 90.72% interest in FFIN Bank for $2,771.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

As of the Acquisition Date, the fair value of the non-controlling interest was approximately $2.8 million, which was based on the net assets value of the bank at the Acquisition Date. Net Income in the Consolidated Statement of Operations and Statements of Other Comprehensive Income for the years ended March 31, 2017 and 2016, includes net income of the bank of $247 and $56, respectively. The total purchase price was allocated as follows:

Purchase price allocation
Assets:
Cash and cash equivalents	$5,688
Loans receivable	45
Deferred tax assets	2
Fixed assets	1
Other assets	21
Goodwill	946
Total assets	$6,703

Liabilities:
Debt and borrowings	$3,613
Other liabilities	34
Total liabilities	3,647

Net assets acquired	$3,056

At the Acquisition Date, total assets mainly consisted of cash and cash equivalents in the amount of $5,688, total liabilities measured at amortized cost mainly consisted of debt and borrowings in the amount of $3,613.

The determination of whether the assets and liabilities of a variable interest entity (“VIE”) are consolidated on Group’s balance sheet (also referred to as on-balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and Group’s continuing involvement with the VIE. Freedom RU was deemed the primary beneficiary and therefore consolidated FFIN Bank into its consolidated financial statements. Freedom RU had both the power, to direct the activities that most significantly impact the FFIN Bank’s economic performance, and that obligates Freedom RU to absorb losses that could potentially be significant to FFIN Bank, and/or provide Freedom RU the right to receive residual returns of FFIN Bank that could potentially be significant to FFIN Bank.

The Group believes that cash equivalents, and debt and borrowings approximate fair value due to the market interest rates and relatively short-term maturity of these financial instruments.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 11 – Derivative Liability

On December 28, 2016, Freedom RU entered into an agreement with a related party that had a call option feature. This derivative instrument was classified as a derivative liability in the Consolidated Balance Sheets. The gain or loss associated with this agreement is recognized as gain on a derivative instrument in the Consolidated Statements of Operations and Statements of Other Comprehensive Income. Derivative arrangements in this agreement allow the option holder, in exchange for a $2,629 premium paid upfront, to purchase 11.8 million shares of one of the top rated Russian Commercial Banks - Sberbank on June 14, 2017, at a strike price $3.10 per share. The Group has determined fair value of this call option using the Black-Scholes option valuation model based on the following key assumptions during the year ended March 31, 2017:

Term (years)	0.21
Volatility	22.31%
Risk-free rate	5%

The Group recorded a derivative liability of $495 as of March 31, 2017. During the year ended March 31, 2017, a gain on derivative liabilities of $1,905 was recognized. As of June 14, 2017, this option had not been exercised.

The following fair value hierarchy table presents information about the Group's financial liabilities measured at fair value on a recurring basis as of March 31, 2017:

	March 31, 2017
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)

Liabilities
Derivative liabilities	$-	$-	$495	$495

Total derivative liabilities	$-	$-	$495	$495

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Changes in Level 3 derivative liabilities measured at fair value on a recurring basis for the year for the year ended March 31, 2017 are as follows:

Fair value measurement using significant unobservable inputs (Level 3)
Derivative liability

Beginning balance at March 31, 2016	$-
Issuance	2,435
Translation difference	(35)
less realized and unrealized gain included in net income*	(1,905)
Closing balance	$495

Unrealized gain for Level 3 liability outstanding at March 31, 2017	$1,905

* Realized and unrealized gain is reported in "Net gain on derivative" in the Group's Consolidated Statements of Operations and Statements of Other Comprehensive Income.

The derivative liabilities are measured at fair value using the Black-Scholes option pricing model. The model is based on assumptions including quoted market prices and estimated volatility factors based on historical quoted market prices for the Company’s common stock, and are classified within Level 3 of the valuation hierarchy.

For class 3 assets and liabilities the Group’s Finance Department, which reports to the Chief Financial Officer, determines the fair value measurement valuation policies and procedures. At least annually, the finance department determines if the current valuation technique used in the fair value measurement are still appropriate and evaluates and adjusts the unobservable inputs used in the fair value measurement based on current market condition and information available from third-parties.

Note 12 – Debt Securities Issued

	March 31, 2017	March 31, 2016

Debt securities issued	$9,530	$-
Debt securities repurchased	(6,145)	-
Accrued interest	74	-

Total	$3,459	$-

During the year ended March 31, 2017, the Group placed bonds of Freedom KZ issued under Kazakhstan law in the amount of $9,530, with an 11.50% fixed annual coupon rate and a maturity date of January 21, 2019. During the reporting period, the Group made purchases of these redeemable debt securities in the amount of $6,145.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

According to the initial placement document (prospectus) the Group has the right to repurchase and resell the Freedom KZ bonds at market value.

Debt securities issued are initially recognized at the fair value of the consideration received, less directly attributable transaction costs.

As of March 31, 2017, the accrued interest included in the balance of debt securities issued totaled $74.

The Freedom KZ bonds are actively traded on Kazakhstan Stock Exchange.

Note 13 – Customer Liabilities

The Group recognized customer liabilities associated with funds held by our brokerage and bank customers. Customer liabilities consist of:

	March 31, 2017	March 31, 2016

Brokerage customers	$4,039	$2,435
Banking customers	3,504	54

Total	$7,543	$2,489

Note 14 – Trade Payables

	March 31, 2017	March 31, 2016

Payables to suppliers of goods and services	$25	$90
Advances received	3	2
Other	1	1

Total	$29	$93

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 15 – Securities repurchase agreement obligation

Securities under repurchase agreement obligation comprise:

	March 31, 2017
	Interest rates and remaining contractual maturity of the agreements
	Average interest rate	Overnight and continuous	Up to 30 days	30-90 days	Total

Securities sold under agreement to repurchase
Corporate debt	11.83%	$14,484	$10,923	$-	$25,407
Corporate equity	13.08%	-	29,926	956	30,882

Total securities sold under repurchase agreements		$14,484	$40,849	$956	$56,289

	March 31, 2016
	Interest rate and remaining contractual maturity of the agreements
	Average interest rate	Overnight and continuous	Up to 30 days	30-90 days	Total

Securities sold under agreement to repurchase
Corporate equity	19.78%	$-	$10,231	$629	$10,860

Total securities sold under repurchase agreements		$-	$10,231	$629	$10,860

The fair value of collateral pledged under agreements to repurchase as of March 31, 2017 and 2016, is $68,025 and $15,364, respectively.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 16 – Other Liabilities

	March 31, 2017	March 31, 2016

Unused vacation reserve	$219	$97
Taxes payable other than income tax	151	108
Related party payables	2	69
Salaries and other employee benefits	-	112

Total	$372	$386

Note 17 – Net Interest Income (Expense)

	March 31, 2017	March 31, 2016

Interest income:
Interest income on financial assets recorded at amortized cost comprises:

Interest income on cash and cash equivalents and amounts due from banks	$651	$845
Interest income on loans to customers	5	5

Total interest income on financial assets recorded at amortized cost	$656	$850

Interest income on trading securities comprises:

Interest income on trading securities	$1,346	$428

Total interest income on trading securities	1,346	428

Total interest income	$2,002	$1,278

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Interest expense:
Interest expense on financial liabilities recorded at amortized cost comprises:

Interest expense on securities received under agreement to repurchase	$3,518	$1,487
Interest expense on debt securities issued	202	-
Interest expense on loans received	52	1
Interest expense on customer accounts	33	-

Total interest expense on financial liabilities recorded at amortized cost
Total interest expense	$3,805	$1,488

Net interest expense	$(1,803)	$(210)

Note 18 – Fee and Commission Income

	March 31, 2017	March 31, 2016

Fee and commission income:

Agency fees	$1,561	$1,230
Bank services	1,100	-
Brokerage services	917	374
Underwriting and market making services	497	9
Consulting services	32	180
Asset management services	4	26
Other commission income	20	13

Total fee and commission income	$4,131	$1,832

Fee and commission expense:

Bank services	$202	$32
Brokerage services	84	46
Exchange services	78	44
Central Depository services	30	26

Total fee and commission expense	$394	$148

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 19 – Net Gain on Foreign Exchange Operations

	March 31, 2017	March 31, 2016

Translation difference	$(812)	$505
Sales and purchases of foreign currency	1,086	(215)

Total net gain on foreign exchange operations	$274	$290

Note 20 – Net Gain on Securities

	Year ended March 31, 2017	Year ended March 31, 2016

Net gains and losses recognized during the period on trading securities	$10,806	$13,880
Less: Net gains and losses recognized during the period on trading securities sold during the period	(5,322)	(8,692)
Unrealized gains and losses recognized during the reporting period on trading securities still held at the reporting date	$5,484	$5,188

Note 21 –Related Party Transactions

During the years ended March 31, 2017 and 2016, the Group entered into an agreement with a related party which has derivative features. For the year ended March 31, 2017, net gain on derivative instruments with the related parties totaled to $1,905.

The Group earned commission income and income from foreign exchange operations from related parties in the amount of $2,814 and $1,111, respectively during the year ended March 31, 2017, and $181 and $0, respectively during the year ended March 31, 2016. Commission income and income from foreign exchange operations earned from related parties is comprised primarily of brokerage commissions, agency fees for attraction of new brokerage clients, and foreign currency exchange operations of FFIN Bank.

As of March 31, 2017 and 2016, the Group had brokerage and other receivables from related parties totaling $328 and $310, respectively. Brokerage and other receivables from related parties result principally from commissions receivable on the brokerage operations of related parties.

As of March 31, 2017 and 2016, the Group had customer liabilities on brokerage accounts of related parties totaling $2,249 and $588, respectively.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 22 – Stockholder’s Equity

Share capital

As of March 31, 2017 and 2016, the Group’s share capital was $30,176 and $22,778, respectively, which represents capital contributions from Timur Turlov.

During the year ended March 31, 2017, Timur Turlov made capital contributions to the Group’s share capital in the total amount of $7,398.

During the year ended March 31, 2016, Timur Turlov made capital contributions to the Group’s share capital in the total amount of $5,599.

Additional paid in capital

On March 31, 2017, Mr. Turlov repaid a loan previously provided to him by the Group. Timur Turlov repaid the loan with trading securities, the aggregate market value of which was higher than the loan amount. The excess repayment amount of $2,043 was recorded as an increase of additional paid in capital by the Group.

Non-controlling interest

As described in Note 10 the Group acquired an interest in FFIN Bank (formerly known as LLC Okhabank) during the year ended March 31, 2015. The Group recorded the non-controlling interest in FFIN Bank’s share capital in the total amount of $2,771 which represented 90% of FFIN Bank’s share capital. During the year ended March 31, 2017, the Group acquired the remaining non-controlling interest.

Note 23 – Lease Commitments

The Group has several lease agreements for office spaces in different locations. In general all agreements are made for a one year period with extension or termination provisions. The table below shows approximate lease commitments for the foreseeable period of one year:

Lease commitments

Fiscal year ending March 31, 2018	$1,605

Total	$1,605

The Group’s rent expense for office space was $1,243 and $1,062 for the years ended March 31, 2017 and 2016, respectively.

LLC IC FREEDOM FINANCE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2017 and 2016
(All amounts in thousands of United States dollars, unless otherwise stated)

Note 24 – Subsequent Events

The Group evaluated all material events and transactions that occurred after March 31, 2017 through June 29, 2017, the date these financial statements were available to be issued. During this period, except as described below, the Group did not have any material recognizable subsequent events.

Timur Turlov made capital contributions to the Group of $7,937 during the period from March 31, 2017, to June 29, 2017.

On June 29, 2017, BMB Munai, Inc. closed the acquisition of the Group. The acquisition of the Group included the securities brokerage and financial services business conducted by Freedom RU in Russia, along with its wholly owned subsidiaries: Freedom KZ, and the securities brokerage and financial services business conducted by it in Kazakhstan; FFIN Bank, and the banking business conducted by it in Russia, and FSS, and the online securities marketplace it provides to Russian investors.